Exhibit 10.01
June 30, 2010
Gregory Hughes, 035020
This Document Affects Important Legal Rights You May Have.
Please Read It Carefully Before Signing.
Dear Gregory,
This letter sets forth the agreement between you and Symantec Corporation (“Symantec”) regarding severance benefits and your release of certain claims. This Separation and Release Agreement (the “Agreement”) is not to be signed before your Termination Date.
Symantec and you agree:
1. Termination Date. Your employment with Symantec will terminate on August 31, 2010 (the “Termination Date”).
2. Acknowledgement of Payment of Wages/Reimbursements. You acknowledge that Symantec has paid you all accrued wages, salary, bonuses, accrued but unused vacation pay and any similar payment due and owing (“Wages”) through the pay period immediately preceding the pay period in which the Termination Date occurs. On the Termination Date, Symantec shall deliver to you a final paycheck containing all remaining Wages owing as of the Termination Date. You acknowledge that Symantec does not owe you any other Wages except for the severance payment provided for in Section 4 hereof, any outstanding business expenses and any outstanding commission payments owing as of the Termination Date. Symantec shall reimburse all reasonable and necessary business expenses incurred prior to your Termination Date in accordance with Symantec’s reimbursement policy, provided a request for reimbursement is received within thirty days of your Termination Date.
3. Group Health Benefits. Absent COBRA continuation, your group health benefits end on your Termination Date. Whether or not you sign this Agreement, you may be eligible to elect to continue receiving group health benefits pursuant to the federal COBRA law, 29 U.S.C. et seq. The details of the COBRA continuation benefit are provided with your exit package.
     Provided you sign and do not timely revoke this Agreement, if you are eligible for, and properly elect, continuation of your group health benefits through COBRA, then, Symantec shall pay the premiums for such coverage, beginning on 09/01/2010 and ending on 08/31/2011, unless you become ineligible for COBRA continuation during that period. Symantec’s obligation to pay the premiums terminates immediately on the date you lose eligibility for COBRA. You may be entitled to continue your COBRA coverage at your own expense after Symantec stops paying the premium.
4. Severance Payment. In further consideration of this Agreement, Symantec shall pay you severance in the amount of $209,422.98 equal to 21.78 weeks of pay, which amount is based upon you remaining employed by Symantec through the Termination Date and not being rehired before your 21.78 week severance period is expired. The severance amount will be paid in a lump sum only after all of the following conditions are met: (1) your employment has terminated; (2) Symantec has received the original of this Agreement bearing your signature; and (3) and any applicable revocation period has passed without revocation having occurred.

Symantec shall withhold taxes from severance pay in accordance with all federal, state and local laws. In the event that you are rehired before your severance period is expired, you will remain bound by this Agreement and will be permitted to retain a pro-rated portion of the severance payment that was made to you, taking into account how much of the severance period remains, as consideration of the release set forth in Section 8.
5. Employee Benefit and Stock Option Plans. You shall be entitled to your rights under Symantec’s benefit plans as such plans, by their provisions, apply upon an employee’s termination. Unless expressly provided to the contrary under the written terms of the benefit plans, all your benefits will terminate on the Termination Date, including your stock/option vesting and participation in the 401k plan, and you may exercise all rights to any vested benefit in accordance with the written terms of the stock option/issuance agreements or benefit plans. Stock options that are not vested on the Termination Date are forfeited.
6. Return of Company Property. By signing this Agreement, you hereby represent and warrant to Symantec that you have returned to Symantec any and all property or data of Symantec of any type whatsoever that may have been in your possession or control, including all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment.
7. Confidential Information. You hereby acknowledge that you are bound by all confidentiality agreements that you entered into with Symantec and/or any and all past and current parent, subsidiary, related, acquired and affiliated companies, predecessors and successors thereto (which agreements are incorporated herein by this reference), that as a result of your employment you have had access to the Confidential Information (as defined in such agreement(s)), that you will hold all such Confidential Information in strictest confidence and that you may not make any use of such Confidential Information on behalf of any third party. By signing this Agreement, you further confirm that you have delivered to Symantec all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any reproduction thereof.
8. Release and Waiver of All Claims. In consideration of the benefits provided in this Agreement, you release Symantec, and any and all past, current and future parent, subsidiary, related and affiliated companies, predecessors and successors thereto, as well as their current or former officers, directors, shareholders, agents, employees, affiliates, representatives, attorneys, insurers, benefit plans, successors and assigns [“Released Parties], from any and all claims, liability, damages or causes of action whatsoever, whether known or unknown, which exist or may in the future exist arising from or relating to events, acts or omissions on or before the Effective Date of this Agreement, other than those rights which as a matter of law cannot be waived.
You understand and acknowledge that this release includes, but is not limited to any claim in for reinstatement, re-employment, damages and attorney fees. This release covers any claim against the Released Parties, including but not limited to those arising under tort, contract and local, state or federal statute, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Post Civil War Civil Rights Act (42 U.S.C. 1981-88), the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Vietnam Era Veterans Readjustment Assistance Act, , the Family Medical Leave Act of 1993, the Uniformed Services Employment and Re-employment Rights Act, the Employee Retirement Income Security Act of 1974, and the civil rights, employment, and labor laws of any state and any regulation under such authorities relating to your employment or association with Symantec or the termination of that relationship.

You understand that notwithstanding any provisions in this Paragraph, nothing in this Agreement and Release is intended to constitute an unlawful release or waiver of any of your rights under any laws and/or to prevent, impede, or interfere with your ability and/or right to: (a) provide truthful testimony if under subpoena to do so, (b) file a claim with any state or federal agency or to participate or cooperate in such a matter, (except that you acknowledge that you cannot recover any monetary benefits in connection with any such claim), (c) to challenge the validity of this release and/or (d) from bringing any rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.) that may arise after the date this letter agreement is signed.
The only exceptions to this release are any claim(s) you may have for:
          (a) unemployment benefits pursuant to the terms of applicable law (to the extent available to you under applicable law);
          (b) workers’ compensation insurance benefits pursuant to Division 4 of the California Labor Code or a comparable and applicable state law, under the terms of any worker’s compensation insurance policy or fund of the Company;
          (c) continued participation in certain of the Company’s group health benefit plans pursuant to the terms and conditions of the federal law known as “COBRA,” if applicable, and/or any applicable state law counterpart to COBRA;
          (d) any benefit entitlements vested as of your Separation Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company;
          (e) any claims that, as a matter of applicable law, are not waivable.
Section 1542 Waiver – You understand and agree that the claims released in this paragraph include not only claims presently known to you, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims. You understand that you may hereafter discover facts different from what you now believe to be true, which if known, could have materially affected this Agreement, but you nevertheless waive any claims or rights based on different or additional facts. You knowingly and voluntarily waive any and all rights or benefits that you may now have, or in the future may have, under the terms of Section 1542 of the Civil Code of the State of California, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR (YOU) DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
8A. Time Period To Review Agreement and Revocation Rights. You have the following time within which to review and consider this Agreement — the later of: (i) twenty-one (21) calendar days after you receive this letter, or (ii) the Termination Date. In the event you have not signed and returned this Agreement within this time period, the offer will expire. You are advised to consult an attorney about this Agreement. Once you have accepted the terms of this Agreement, you will have an additional seven (7) calendar days in which to revoke such acceptance. To revoke, you must send a written statement of revocation to Human Resources (address listed in section 11K below). If you revoke within seven (7) days, you will receive no benefits under this Agreement. In the event you do not exercise your right to revoke this Agreement, the Agreement shall become effective on the date immediately following the seven-day (7) waiting period described above (Effective Date”).
9. Indemnification. Symantec will indemnify you in accordance with the Indemnity Agreement attached hereto as Attachment A.
10. Non disparagement. You agree that you will not, whether orally or in writing, make any disparaging statements or comments, either as fact or as opinion, about Symantec or its products and services, business, technologies, market position, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them. Symantec agrees that the following employees will not orally or in writing make any disparaging statements or comments, either as fact or opinion, about your performance at Symantec: Enrique Salem, Scott Taylor, James Beer, Mark Bregman, Rebecca Ranninger, Carine Clark, Janice Chaffin, David Thompson, Bill Robbins and Rowan Trollope,
11. Additional Terms
A.	Legal and Equitable Remedies. You agree that Symantec shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies Symantec may have at law or in equity for breach of this Agreement.

B.	Attorney’s Fees. If any action at law or in equity is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees, costs and expenses at trial or arbitration and any appeal, in addition to any other relief to which such prevailing party may be entitled.

C.	Non-Disclosure. You agree to keep the contents, terms and conditions of this Agreement confidential; provided, however that you may disclose this Agreement with your spouse, attorneys, and accountants, or pursuant to subpoena or court order. Any breach of this non-disclosure paragraph is a material breach of this Agreement.

D.	No Admission of Liability. This Agreement is not, and the parties shall not represent or construe this Agreement, as an admission or evidence of any wrongdoing or liability on the part of Symantec, its officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. Neither party shall attempt to admit this Agreement into evidence for any purpose in any proceeding except in a proceeding to construe or enforce the terms of this Agreement.

E.	Entire Agreement. This Agreement constitutes the entire agreement between you and Symantec with respect to its subject matter and supersedes all prior negotiations and agreements, whether written or oral, relating to its subject matter. You acknowledge that except for the promises in this Agreement neither Symantec, nor its agents has made any promise, representation or warranty whatsoever for the purpose of inducing you to execute the Agreement. You acknowledge that you have executed this Agreement in reliance only upon the express terms and conditions stated in this Agreement.

F.	Modification/Successors. This Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, and that is duly executed by you and an authorized representative of Symantec. This Agreement shall be binding upon your heirs, executors, administrators and other legal representatives and may be assigned and enforced by Symantec, its successors and assigns.

G.	Severability. The provisions of this Agreement are severable. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other obligations, provisions, or applications of this Agreement that can be given effect without the invalid obligations, provisions, or applications.

H.	Waiver. The failure of either party to demand strict performance of any provision of this Agreement shall not constitute a waiver of any provision, term, covenant, or condition of this agreement or of the right to demand strict performance in the future.

I.	Governing Law and Jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California, without regard to conflict of laws provisions. The exclusive jurisdiction for any action to interpret or enforce this Agreement shall be the State of California.

J.	Effect of Rehire on Severance. Please note that if you are rehired as a Symantec employee before your severance period is over, you will be asked to return a prorated portion of the severance payment that was made to you taking into account how much of the severance period remains.

K.	By signing below, you are agreeing to the terms and conditions in this Agreement. Please sign, keep a copy for your records, and return all page of this agreement to:

L.	Symantec Corporation Attn: HR File Room 555 International Way Springfield, OR 97477

You may also fax to 1 (541) 335-5550. If you elect to fax, you must also send all pages of the signed original to the address listed above.
ACCEPTED AND AGREED:
I have been given sufficient time to consider this Agreement, (2) I have carefully read and understand this Agreement, (3) I have been advised in writing to consult with an attorney prior to executing this Agreement, and (4) I sign it voluntarily.
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You may NOT sign or return this Agreement prior to your termination date.
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Sign:	/s/ Gregory Hughes	Date: August 31, 2010
«First_Name» «Last_Name»
For questions, please contact the HR Direct Helpdesk at 1-800-497-2580 or via email at ask_americasHR@symantec.com